Exhibit 1.1

China Unicom Limited (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of February 2005.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of February 2005.

Operational Statistics for the month of February 2005 and the comparative figures for the previous month are as follows:-

	February 2005	January 2005
1. CELLULAR BUSINESS:
Aggregated Number of GSM Cellular Service Subscribers	86.060 million	85.149 million
- Post-paid Subscribers	43.571 million	43.171 million
- Pre-paid Subscribers	42.489 million	41.978 million

Aggregated Net Addition in 2005 of GSM Cellular Service Subscribers	1.793 million	0.882 million
- Post-paid Subscribers	0.727 million	0.327 million
- Pre-paid Subscribers	1.066 million	0.555 million

Aggregated Number of CDMA Cellular Service Subscribers	28.871 million	28.369 million
- Post-paid Subscribers	26.814 million	26.367 million
- Pre-paid Subscribers	2.057 million	2.002 million

Aggregated Net Addition in 2005 of CDMA Cellular Service Subscribers	1.057 million	0.554 million
- Post-paid Subscribers	0.991 million	0.543 million
- Pre-paid Subscribers	0.066 million	0.011 million

2. INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
Aggregated Usage Volume in 2005 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	1.6501 billion	0.8499 billion
- Domestic Long Distance	1.6235 billion	0.8349 billion
- International, Hong Kong, Macau & Taiwan Long-Distance	0.0266 billion	0.0150 billion

Aggregated Usage Volume in 2005 of Outgoing Calls of IP Telephone (minutes)	2.2123 billion	1.2022 billion
- Domestic Long Distance	2.1900 billion	1.1900 billion
- International, Hong Kong, Macau & Taiwan Long-Distance	0.0223 billion	0.0122 billion

3. INTERNET SERVICES:
Aggregated Number of Internet Subscribers	11.015 million	12.372 million

Notes:

1.               All the Aggregated Numbers recorded for the months of January 2005 and February 2005 are aggregated data reported at 24:00 on 31 January 2005 and 28 February 2005 respectively.

2.               The accounting period of all Aggregated Net Additions in 2005 and all Aggregated Usage Volumes in 2005 for the month of February 2005 is the period commencing from 0:00 on 1 January 2005 to 24:00 on 28 February 2005 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of January and February 2005 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Zhao Le, Lo Wing Yan, William and Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Craig O. McCaw (Alternate Director to Craig O. McCaw: C. James Judson) and Cheung Wing Lam, Linus

By Order of the Board CHINA UNICOM LIMITED YEE FOO HEI Company Secretary

Hong Kong, 21 March 2005